SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

FIRST BANCORP.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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IMPORTANT MESSAGE TO STOCKHOLDERS OF FIRST BANCORP

REGARDING SPECIAL MEETING ADJOURNED TO SEPTEMBER 9, 2011

August 28, 2011

Dear Fellow Stockholders:

The Special Meeting of Stockholders of First BanCorp (the “Corporation”) was convened on August 23, 2011 and adjourned to Friday, September 9, 2011, at 11:00 a.m., Eastern Standard Time, at the Sheraton Puerto Rico Hotel & Casino, 22 Convention Blvd., San Juan, Puerto Rico in order to provide stockholders additional time to vote their shares.

Of the votes that were cast by the August 23 meeting date, 92% of the votes were cast in favor of the proposal to issue common stock to institutional investors. Notwithstanding the overwhelming vote in favor, we did not obtain the necessary quorum. Approval of the proposal requires that votes be cast by stockholders holding more than 50% of the total shares of stock outstanding.

The Board of Directors, as set forth in the Proxy Statement previously sent to you, recommends a vote “FOR” this proposal. The Board of Directors believes that the stock issuance will enable the Corporation to comply with the capital ratios required by the agreements it has entered into with its regulators and will enable it to operate in the current economic environment and absorb any future credit losses should adverse economic conditions continue to impact the quality of the Corporation’s loan portfolios. Furthermore, the issuance will strengthen the Corporation’s capital structure, thereby enabling the Corporation to execute its business strategies, enhance its long-term financial stability and fund strategic initiatives and other business opportunities as they may become available.

If you have not voted, we urge you to do so now. It is important that you vote regardless of the number of shares you own. Your shares cannot be counted as validly voted at the September 9, 2011 Special Meeting unless you either sign and return the enclosed proxy card or vote by telephone, or over the internet. Please see the enclosed proxy card for detailed instructions. For further assistance you may call Morrow & Co., LLC, our proxy solicitor, at the following toll free number: 1-800-607-0088.

Thank you for your cooperation and continued support.

Sincerely,

/s/ Aurelio Alemán
Aurelio Alemán President & CEO